Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports First Quarter 2008 Results

Company Reports Best Quarterly Top Line in Over Six Years and 57% Jump in Net Income

BELLEVUE, WA, May 8, 2008 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the first quarter ended March 31, 2008. Total revenue for the quarter was $17.1 million, up 13% from $15.1 million in the prior year. The company reported net income for the quarter of $1.0 million, or $0.10 per diluted share, up 57% compared to net income of $638,000, or $0.06 per diluted share, in the prior year.

Brian Crowley, BSQUARE’s chief executive officer, commented on the first quarter’s results, “We had a very solid quarter. We showed substantial year-over-year bottom line growth, we made progress in building our service backlog and pipeline, capitalized on our recent entrée into the Flash Lite market more rapidly than expected, and have been encouraged by how quickly we are building business momentum in Japan.”

Key Results, Achievements and Events

During the quarter, the company:

•	Reported its tenth consecutive quarter of year-over-year total revenue growth, sixth straight profitable quarter, and sixth consecutive quarterly increase in cash and investments;

•	Expanded the company’s gross profit margin for the quarter (27% vs. 26% in the prior year) driven by improvement in service gross margin;

•	Reported a 24% increase in the number of service projects and a 7% decrease in average project revenue with both trends driven by the introduction of Flash Lite service projects which tend to be smaller;

•	Derived revenue from 490 customers, up 3% from the prior year;

•	Turned in a record quarter for sales of third-party software products, topping $10 million;

•	Launched a new product in the BSQUARE DevKit family of reference designs supporting the Texas Instruments OMAP 25XX and 35XX family of processors. BSQUARE’s DevKit offering includes a full-featured development platform and production-ready Windows CE 6.0 Board Support Package;

•	Launched an initiative in conjunction with Sierra Wireless to provide Windows CE and Windows Mobile support for Sierra’s embedded GSM and CDMA radio modules. As part of this initiative, BSQUARE will support Sierra Wireless’ modules on BSQUARE’s DevKit platforms and provide consulting service packages designed to quickly integrate the Sierra Wireless modules into customers’ devices;

•	Demonstrated better-than-expected momentum in the recently acquired Adobe Flash Lite consulting and distribution business. Also, BSQUARE signed an agreement with Raza Microsystems Inc. (RMI) to provide a high-performance port of the Adobe Flash Lite player for the RMI Au1250 processor;

•	Won new service engagements in Japan in support of the company’s expansion there; and

•	Signed a strategic agreement with Solidcore to resell the Solidcore S3 Control product to embedded customers world-wide. BSQUARE will be Solidcore’s exclusive North American distribution partner in 2008.

Revenue Results

Sales of third-party software were $10.1 million for the quarter compared to $8.2 million in the prior year, representing an increase of 23%. An increase in Microsoft licensing sales to several of the company’s larger customers coupled with $450,000 in Flash Lite licensing revenue, compared to none in the prior year, accounted for the increase.

Proprietary software revenue was $863,000 for the quarter compared to $970,000 in the prior year with the decrease driven by lower SDIO and reference design revenue. The company recognized $372,000 in royalty revenue from royalty-bearing service contracts this quarter compared to $356,000 in the prior year.

Commenting on software sales for the quarter, Mr. Crowley said, “I’m particularly happy with our record quarter in third-party software sales. We posted our first $9 million quarter in Microsoft licensing sales and saw better-than-expected traction in Flash Lite sales. We are keenly focused on our improving our proprietary software results and have a number of product initiatives underway.”

Service revenue was $6.1 million for the quarter, up 3% compared to $5.9 million in the prior year driven by strong growth in APAC, including Japan, partially offset by a $587,000 decline in low-margin rebillable revenue. Billable hours increased 6% this quarter driven by higher activity levels in APAC whereas the effective bill rate increased 8% driven by bill rate improvement in APAC stemming from several low bill rate, royalty-bearing service contracts the company was engaged in during the year-ago quarter.

“I’m pleased with our service revenue growth this quarter, particularly our momentum in APAC. While it’s still early, Japan is progressing faster than expected,” continued Mr. Crowley. “We also generated a fair amount of service revenue associated with sales of Flash Lite, part of our larger strategic initiative to increase cross-sell between our various software and service offerings. Additionally, we are entering Q2 with a near-record service backlog and I’m confident that the summer slowdown that has affected service revenue negatively the last two years will do so to a much lesser extent than it has previously, if at all.”

Gross Profit Margin Results

Overall gross profit was $4.7 million for the quarter, or 27% of total revenue, as compared to $4.0 million, or 26% of revenue, in the prior year, with the dollar increase primarily driven by higher gross profit contribution from service revenue. Third-party software margin was 17% compared to 18% in the prior year with the decrease driven by higher revenue contribution from the company’s larger, lower margin customers. Proprietary software gross margin continued at a high level of 99% this quarter. Service gross margin was 34% for the quarter, compared to 28% in the prior year, with the increase driven primarily by bill rate improvement and a decline in low-margin rebillable service revenue. Scott Mahan, BSQUARE’s chief financial officer, noted, “We have commented previously that we expect service margin to improve into the mid-thirty percent range for FY08, compared to 29% in FY07, and we are off to a good start this quarter, especially considering the fringe benefit expense spike that affects service cost of sales in Q1 but which tails off throughout the rest of the year.”

Operating Expenses

Total operating expenses were approximately $3.7 million this quarter, which represented an increase of $211,000 over the prior year. SG&A expense increased $112,000 driven primarily by higher APAC SG&A expense. R&D expense increased $99,000 driven by additional personnel costs associated with the Flash Lite technology and distribution acquisition which occurred in December 2007 and higher reference design development costs. Company-wide fringe benefits expense, including service cost of sales, increased $119,000 this quarter compared to the prior year and increased $388,000 compared to Q4 2007.

Cash Flows

The company’s cash, cash equivalents and investments increased to $16.0 million at March 31, 2008 as compared to $15.0 million at December 31, 2007 ($1.1 million of the March 31, 2008 balance was restricted). Days sales outstanding were 52 this quarter, up from 49 in the fourth quarter of 2007.

Conference Call

Management will host a conference call today, May 8, 2008, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 800-762-8795, or 480-629-9041 for international callers, and reference “BSQUARE Corporation First Quarter 2008 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 3870202. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include whether we are able to maintain our existing favorable relationship with Microsoft Corporation; whether we are able to meet competitive demands; any decline in the market for our products, technology licenses and services; any decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; whether we are able to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; whether we are able to successfully support our operations; intellectual property risks; and risks associated with our international operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2007 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,695	$4,377
Short-term investments	325	9,575
Accounts receivable, net of allowance for doubtful accounts of $198 at March 31, 2008 and $199 at December 31, 2007	9,837	8,273
Prepaid expenses and other current assets	744	377

Total current assets	17,601	22,602
Equipment, furniture and leasehold improvements, net	810	824
Intangible assets, net	208	230
Restricted cash	1,050	1,050
Long-term investments	7,950	—
Other non-current assets	59	56

Total assets	$27,678	$24,762

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,332	$2,619
Other accrued expenses	3,379	2,877
Accrued compensation	1,678	1,393
Accrued legal fees	534	534
Deferred revenue	415	493

Total current liabilities	9,338	7,916
Deferred rent	325	331
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,992,193 shares issued and outstanding at March 31, 2008 and 9,967,618 shares issued and outstanding at December 31, 2007	121,535	121,118
Accumulated other comprehensive loss	(366)	(409)
Accumulated deficit	(103,154)	(104,194)

Total shareholders’ equity	18,015	16,515

Total liabilities and shareholders’ equity	$27,678	$24,762

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months
	Ended March 31,
	2008	2007
	(unaudited)
Revenue:
Software	$10,996	$9,195
Service	6,062	5,901

Total revenue	17,058	15,096

Cost of revenue:
Software	8,397	6,822
Service (1)	4,011	4,277

Total cost of revenue	12,408	11,099

Gross profit	4,650	3,997
Operating expenses:
Selling, general and administrative (1)	3,009	2,897
Research and development (1)	644	545

Total operating expenses	3,653	3,442

Income from operations	997	555
Interest and other income	160	123

Income before income taxes	1,157	678
Income tax expense	(117)	(40)

Net income	$1,040	$638

Basic income per share	$0.10	$0.07

Diluted income per share	$0.10	$0.06

Shares used in calculation of income per share:
Basic	9,977	9,677

Diluted	10,149	9,953

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$125	$48
Selling, general and administrative	240	120
Research and development	19	21

Total stock-compensation expense	$384	$189